Exhibit 99.1

Aleris International U.S. Operations File for Chapter 11 to
Address Business and Financial Challenges

All Facilities Open, Normal Operations Continue;
Aleris Obtains $1.075 Billion DIP Financing Commitment from Bank Group

International Operations Not Included in the Filing

BEACHWOOD, OH -- February 12, 2009 -- Aleris International, Inc., a global leader in aluminum rolled products, extrusions and recycling, announced today that it and its wholly-owned U.S. subsidiaries have filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code as a result of financial constraints related to deteriorating demand, earnings, and liquidity caused by the steep decline in global economic conditions. The filing was made today in the U.S. Bankruptcy Court in Delaware. The Company's European, Asian, South American, Mexican and Canadian operations were not included in the filing.

To fund its global operations during the restructuring, Aleris has secured $1.075 billion of debtor-in possession (DIP) financing.  Subject to court approval, the DIP credit facilities include a new $500 million term loan and a $575 million revolving credit facility that replaces the Company's previous revolving credit facility. These will be used for the Company's normal operating and working capital requirements, including employee wages and benefits, supplier payments, and other operating expenses during the reorganization process.  The Company believes that the DIP credit facility provides sufficient funds for its reorganization effort under Chapter 11.

“We have moved aggressively to reduce our costs and eliminate capacity to offset the negative effects of the global economic slowdown. However, given the unpredictability of the speed and severity of the downturn over the last few months, these actions were not sufficient to counter the combination of challenges Aleris faces, including a sharp deterioration in demand for our products by the automotive, housing, and general industrial products sectors and an unprecedented decline in aluminum prices which limited our borrowing ability,” said Steven J. Demetriou, Aleris Chairman and CEO.  “After careful deliberation with our advisors, the Company’s Board of Directors concluded that seeking the protection of Chapter 11 for our U.S. operations is the only option to preserve and maximize value for all of our economic stakeholders. This should allow us the time to work through the current dislocations and the opportunity to pursue a financial and operational restructuring that creates a more competitive foundation for the long term.

“While we regret the need to take this difficult step, we believe a financial recalibration is necessary for us to resume a path of growth and continue to build a global aluminum enterprise that will endure.

“Aleris is conducting business as usual across the Company,” continued Mr. Demetriou.  “Our customers can continue to have confidence that they will receive their orders on time and as specified. Our suppliers can expect timely payment in full for all goods and services provided from today forward. Furthermore, we have petitioned the Court for customary first day orders, which will ensure that our employees will be paid in full and on the normal schedule and that our operations will function normally and without any disruption.”

Further Information

Aleris reported total assets of approximately $4.9 billion and total liabilities of approximately $4.2 billion, on a consolidated basis, as of September 30, 2008.

More information about Aleris's filings and restructuring is available on the Company's restructuring information web site at www.Aleris.com/restructure.

Court filings and claims information are available at www.kccllc.net/Aleris.

For further information or assistance with claims, please call Aleris’s Restructuring Information Line toll-free at (866) 927-7089.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates over 40 production facilities in North America, Europe, South America and Asia, and employs approximately 8,400 employees. For more information about Aleris, please visit our Web site at www.Aleris.com.

Safe Harbor Regarding Forward-Looking Statements

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating and anticipated synergies resulting from Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; and future benefits from acquisitions and new products. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris's various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; the difficult conditions in the capital, credit, commodities, automobile and housing markets and in the current economy; and other risks listed in Aleris's filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended September 30, 2008, particularly the section entitled "Risk Factors" contained therein.

U.S. Media Contacts:

Kekst and Company
Ruth Pachman, 212-521-4891
David Lilly, 212-521-4878

###